Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                              Contact:                      Lisa M. O’Neill
                                                                                                                                          Executive Vice President and Chief Financial Officer
                                                                                                                                          (574) 267-9125
                                                                                                                                          lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record
Quarterly and Annual Net Income

Warsaw, Indiana (January 25, 2016) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record high net income of $46.4 million for 2015, versus $43.8 million for 2014, an increase of 6%.  Diluted net income per common share increased 5% to $2.75 for 2015, versus $2.61 for 2014. This per share performance also represents a record level for the company and its shareholders.

The company further reported record quarterly net income of $12.3 million for the fourth quarter of 2015, an increase of 11%, versus $11.1 million for the fourth quarter of 2014. Diluted net income per common share was $0.73 for the fourth quarter of 2015, also an increase of 11%, versus $0.66 for the comparable period of 2014. On a quarter-linked basis net income increased by 6% or $721,000 from $11.6 million for the third quarter ended September 30, 2015.

David M. Findlay, President and CEO, commented, "Our record performance in 2015 is the result of long-term, consistent, organic loan and deposit growth. We are particularly pleased to have crossed the $3 billion threshold in total loans in 2015. Our successful execution reflects the dedication and focus of the Lake City Bank team. We continue to focus on growing client relationships one at a time, with an emphasis on our Indiana communities.”

As previously announced, the board of directors approved a cash dividend for the fourth quarter of $0.245 per share, payable on February 5, 2016, to shareholders of record as of January 25, 2016. The quarterly dividend, which is equal to the dividends paid in the third and second quarters 2015, represents a 17% increase over the $0.21 quarterly dividends paid in the last three quarters of 2014 and in the first quarter of 2015.

Return on average total equity for 2015 was 12.26% compared to 12.77% in 2014. Return on average assets for 2015 was 1.29% compared to 1.32% in 2014. The company’s tangible common equity to tangible assets ratio was 10.36% at December 31, 2015, compared to 10.41% at December 31, 2014 and 10.47% at September 30, 2015.

The company experienced strong loan growth during the year as average total loans increased $234.9 million, or 9%, to $2.89 billion from $2.65 billion in 2014. Total loans outstanding grew $318.6 million, or 12%, from $2.76 billion as of December 31, 2014 to $3.08 billion as of December 31, 2015.  On a linked quarter basis, total loans grew $108.6 million, or 4%, from $2.97 billion as of September 30, 2015. Average total loans for the fourth quarter of 2015 were $3.01 billion, an increase of $277.4 million, or 10% versus $2.73 billion for the comparable period in 2014. On a linked quarter basis, average total loans increased $85.5 million, or 3%, from $2.92 billion for the third quarter of 2015 to $3.01 billion for the fourth quarter of 2015.

Total average deposits also experienced strong growth during the year and increased by $290.7 million, or 10%, to $3.09 billion from $2.80 billion. Total deposits grew $310.3 million, or 11%, from $2.87 billion as of December 31, 2014 to $3.18 billion as of December 31, 2015.  Importantly, total core deposits increased $304.7 million, or 11% from $2.73 billion at December 31, 2014 to $3.04 billion at December 31, 2015. Average total deposits for the fourth quarter of 2015 were $3.22 billion, an increase of $282.4 million, or 10%, versus $2.94 billion for the corresponding period of 2014. On a linked quarter basis, average total deposits increased $94.3 million, or 3%, from $3.13 billion for the third quarter of 2015 to $3.22 billion for the fourth quarter of 2015.

Findlay added, “We continue to experience strong loan and deposit increases throughout our Indiana footprint both in mature and new markets. Our organic growth strategy has translated into revenue growth and record profitability while we continue to invest in technology and infrastructure.”

The company’s net interest margin decreased 12 basis points to 3.20% for 2015 compared to 3.32% in 2014. The company’s net interest margin was 3.17% in the fourth quarter of 2015, compared to  3.28% for the fourth quarter of 2014. On a linked quarter basis, the net interest margin improved slightly from 3.16% in the third quarter of 2015 due to the Federal Reserve Bank increase in the Federal Funds Rate in mid-December. The decline in net interest margin during the twelve-month and three-month periods ended December 31, 2015 was largely driven by competitive factors in the company’s markets, including aggressive pricing of new loan opportunities and renewed loans.  Net interest income increased $3.6 million, or 4%, to $105.9 million in 2015 versus $102.3 million in 2014. Net interest income increased $1.3 million, or 5%, to $27.5 million for the fourth quarter of 2015, versus $26.1 million in the fourth quarter of 2014.

For the third consecutive year, the company did not record a provision for loan losses. The absence of a provision for loan losses was generally driven by continued improvement in key loan quality metrics, including appropriate reserve coverage of nonperforming loans, a decrease in historical loss percentages, stable economic conditions in the company’s markets and sustained signs of improvement in its borrowers’ performance and future prospects. The company’s allowance for loan losses as of December 31, 2015 was $43.6 million compared to $46.3 million as of December 31, 2014 and $44.7 million as of September 30, 2015. The allowance for loan losses represented 1.42% of total loans as of December 31, 2015 versus 1.67% at December 31, 2014 and 1.50% as of September 30, 2015. The allowance for loan losses as a percentage of nonperforming loans was 334% as of December 31, 2015, versus 338% as of December 31, 2014, and 312% as of September 30, 2015.

Nonperforming assets decreased $720,000, or 5%, to $13.3 million as of December 31, 2015 versus $14.0 million as of December 31, 2014. On a linked quarter basis, nonperforming assets were $1.3 million lower than the $14.5 million reported as of September 30, 2015. The ratio of nonperforming assets to total assets at December 31, 2015 declined to 0.35% from 0.41% at December 31, 2014 and from 0.40% at September 30, 2015. Net charge-offs to average loans were 0.09% for 2015 compared to 0.10% for 2014. Net charge-offs totaled $2.7 million in 2015 versus $2.5 million in 2014. Net charge-offs totaled $1.1 million in the fourth quarter of 2015 versus net charge-offs of $125,000 during the fourth quarter of 2014 and net charge-offs of $122,000 during the linked third quarter of 2015.

The company’s noninterest income increased $1.4 million, or 5%, to $31.5 million in 2015, compared to $30.1 million in 2014. The company’s noninterest income increased $906,000, or 13%, to $8.1 million for the fourth quarter of 2015 compared to $7.2 million for the comparable quarter of 2014. On a linked quarter basis, noninterest income increased by $167,000 from $7.9 million in the third quarter of 2015. During 2015, noninterest income was positively impacted by increases in service charges on deposit accounts, loan fees, and wealth advisory fees. Increases in noninterest income in the fourth quarter 2015 compared to the prior year fourth quarter resulted from mortgage banking income,  service charges on deposit accounts, loan, insurance and service fees and wealth advisory fees. Offsetting these increases was a decrease in investment brokerage fees driven by lower production volumes as well as changes to the product mix designed to provide a more consistent revenue stream.

The company’s noninterest expense increased $2.0 million, or 3%, to $68.2 million in 2015, compared to $66.2 million in 2014. The company’s noninterest expense increased by $725,000, or 4% to $17.4 million in the fourth quarter of 2015 compared to $16.6 million in the comparable quarter of 2014. On a linked quarter basis, noninterest expense increased by $150,000 from $17.2 million in the third quarter of 2015. Data processing fees increased primarily due to increased technology and software related expenditures with the company’s core processor which are volume and product driven and represent digital solutions and forward technology for clients. Equipment costs increased due to higher depreciation expense related to branch expansion and upgrades. Salaries and employee benefits increased primarily due to staff additions, higher employee insurance costs and higher pension plan expense. Professional fees decreased primarily due to lower legal fees. The company's efficiency ratio was 49% for the fourth quarter of 2015 compared to 50% in both the fourth quarter of 2014 and the linked third quarter of 2015. The efficiency ratio was 50% for both 2015 and 2014.

Findlay concluded, “The Lake City Bank team produced record net income for the seventh consecutive year. In addition, we have reported record net income growth in 27 of the last 28 years.  As a result, the strength and consistency of this long-term, profitable performance has provided healthy dividend increases for our shareholders. Our strong asset quality trends and solid capital structure provide an excellent foundation for our continued growth in 2016.”

Lakeland Financial Corporation is a $3.8 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 47 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at www.lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company’s financial results, is included in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2015 FINANCIAL HIGHLIGHTS
	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands)	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
END OF PERIOD BALANCES	2015	2015	2014	2015	2014
Assets	$3,766,286	$3,666,250	$3,443,284	$3,766,286	$3,443,284
Deposits	3,183,421	3,147,534	2,873,120	3,183,421	2,873,120
Brokered Deposits	148,040	133,836	142,429	148,040	142,429
Core Deposits	3,035,381	3,013,698	2,730,691	3,035,381	2,730,691
Loans	3,080,929	2,972,280	2,762,320	3,080,929	2,762,320
Allowance for Loan Losses	43,610	44,694	46,262	43,610	46,262
Total Equity	392,901	386,700	361,385	392,901	361,385
Tangible Common Equity	389,733	383,529	358,209	389,733	358,209
AVERAGE BALANCES
Total Assets	$3,750,998	$3,640,769	$3,411,849	$3,597,190	$3,318,271
Earning Assets	3,502,618	3,409,445	3,221,946	3,376,060	3,137,082
Investments	479,942	471,641	475,839	476,153	475,069
Loans	3,008,681	2,923,159	2,731,259	2,885,568	2,650,678
Total Deposits	3,220,736	3,126,472	2,938,291	3,088,598	2,797,929
Interest Bearing Deposits	2,551,778	2,491,490	2,386,541	2,478,674	2,299,578
Interest Bearing Liabilities	2,670,605	2,605,467	2,486,073	2,589,915	2,461,352
Total Equity	390,241	380,865	358,022	378,106	343,135
INCOME STATEMENT DATA
Net Interest Income	$27,452	$26,711	$26,104	$105,927	$102,303
Net Interest Income-Fully Tax Equivalent	27,976	27,181	26,591	107,902	104,232
Provision for Loan Losses	0	0	0	0	0
Noninterest Income	8,069	7,902	7,163	31,479	30,053
Noninterest Expense	17,357	17,207	16,632	68,206	66,166
Net Income	12,286	11,565	11,070	46,367	43,805
PER SHARE DATA
Basic Net Income Per Common Share	$0.74	$0.70	$0.67	$2.79	$2.65
Diluted Net Income Per Common Share	0.73	0.69	0.66	2.75	2.61
Cash Dividends Declared Per Common Share	0.245	0.245	0.21	0.945	0.82
Dividend Payout	33.56%	35.51%	31.82%	34.36%	31.42%
Book Value Per Common Share (equity per share issued)	23.60	23.24	21.83	23.60	21.83
Tangible Book Value Per Common Share	23.42	23.05	21.64	23.42	21.64
Market Value – High	49.49	45.40	44.15	49.49	44.15
Market Value – Low	43.38	39.01	36.98	37.42	34.96
Basic Weighted Average Common Shares Outstanding	16,637,986	16,629,378	16,549,466	16,617,569	16,535,530
Diluted Weighted Average Common Shares Outstanding	16,883,007	16,847,983	16,795,819	16,830,379	16,781,455
KEY RATIOS
Return on Average Assets	1.30%	1.26%	1.29%	1.29%	1.32%
Return on Average Total Equity	12.49	12.05	12.27	12.26	12.77
Average Equity to Average Assets	10.40	10.46	10.49	10.51	10.34
Net Interest Margin	3.17	3.16	3.28	3.20	3.32
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	48.86	49.71	49.99	49.64	49.99
Tier 1 Leverage	11.10	11.18	11.22	11.10	11.22
Tier 1 Risk-Based Capital	12.37	12.53	13.11	12.37	13.11
Common Equity Tier 1 (CET1)	11.48	11.61	NA	11.48	NA
Total Capital	13.62	13.79	14.36	13.62	14.36
Tangible Capital	10.36	10.47	10.41	10.36	10.41
ASSET QUALITY
Loans Past Due 30 - 89 Days	$2,766	$1,984	$2,367	$2,766	$2,367
Loans Past Due 90 Days or More	0	0	130	0	130
Non-accrual Loans	13,055	14,308	13,577	13,055	13,577
Nonperforming Loans (includes nonperforming TDR's)	13,055	14,308	13,707	13,055	13,707
Other Real Estate Owned	210	231	284	210	284
Other Nonperforming Assets	15	0	9	15	9
Total Nonperforming Assets	13,280	14,539	14,000	13,280	14,000
Performing Troubled Debt Restructurings	6,260	7,605	16,492	6,260	16,492
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	10,914	10,934	9,160	10,914	9,160
Total Troubled Debt Restructurings	17,174	18,539	25,653	17,174	25,653
Impaired Loans	20,576	22,660	31,957	20,576	31,957
Non-Impaired Watch List Loans	122,332	122,116	126,782	122,332	126,782
Total Impaired and Watch List Loans	142,908	144,776	158,739	142,908	158,739
Gross Charge Offs	1,242	228	1,010	3,173	4,685
Recoveries	158	106	885	520	2,150
Net Charge Offs/(Recoveries)	1,084	122	125	2,652	2,535
Net Charge Offs/(Recoveries) to Average Loans	0.14%	0.02%	0.02%	0.09%	0.10%
Loan Loss Reserve to Loans	1.42%	1.50%	1.67%	1.42%	1.67%
Loan Loss Reserve to Nonperforming Loans	334.04%	312.36%	337.51%	334.04%	337.51%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	225.78%	203.96%	153.19%	225.78%	153.19%
Nonperforming Loans to Loans	0.42%	0.48%	0.50%	0.42%	0.50%
Nonperforming Assets to Assets	0.35%	0.40%	0.41%	0.35%	0.41%
Total Impaired and Watch List Loans to Total Loans	4.64%	4.87%	5.75%	4.64%	5.75%
OTHER DATA
Full Time Equivalent Employees	518	518	496	518	496
Offices	47	46	46	47	46

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(in thousands, except share data)

	December 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Cash and due from banks	$ 67,484	$ 75,381
Short-term investments	13,190	15,257
Total cash and cash equivalents	80,674	90,638

Securities available for sale (carried at fair value)	478,071	475,911
Real estate mortgage loans held for sale	3,294	1,585

Loans, net of allowance for loan losses of $43,610 and $46,262	3,037,319	2,716,058

Land, premises and equipment, net	46,684	41,983
Bank owned life insurance	69,698	66,612
Federal Reserve and Federal Home Loan Bank stock	7,668	9,413
Accrued interest receivable	9,462	8,662
Goodwill	4,970	4,970
Other assets	28,446	27,452
Total assets	$ 3,766,286	$ 3,443,284

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 715,093	$ 579,495
Interest bearing deposits	2,468,328	2,293,625
Total deposits	3,183,421	2,873,120

Short-term borrowings
Federal funds purchased	0	500
Securities sold under agreements to repurchase	69,622	54,907
Other short-term borrowings	70,000	105,000
Total short-term borrowings	139,622	160,407

Long-term borrowings	34	35
Subordinated debentures	30,928	30,928
Accrued interest payable	3,773	2,946
Other liabilities	15,607	14,463
Total liabilities	3,373,385	3,081,899

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
16,641,651 shares issued and 16,546,044 outstanding as of December 31, 2015
16,550,324 shares issued and 16,465,621 outstanding as of December 31, 2014	99,123	96,121
Retained earnings	294,002	263,345
Accumulated other comprehensive income	2,142	3,830
Treasury stock, at cost (2015 - 95,607 shares, 2014 - 84,703 shares)	(2,455)	(2,000)
Total stockholders' equity	392,812	361,296
Noncontrolling interest	89	89
Total equity	392,901	361,385
Total liabilities and equity	$ 3,766,286	$ 3,443,284

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Twelve Months Ended December 31, 2015 and 2014
(in thousands except for share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 28,544	$ 27,000	$ 110,097	$ 105,317
Tax exempt	114	122	464	470
Interest and dividends on securities
Taxable	2,105	2,062	8,564	8,176
Tax exempt	840	826	3,355	3,281
Interest on short-term investments	16	13	59	44
Total interest income	31,619	30,023	122,539	117,288

Interest on deposits	3,864	3,622	15,415	13,568
Interest on borrowings
Short-term	50	37	188	388
Long-term	253	260	1,009	1,029
Total interest expense	4,167	3,919	16,612	14,985

NET INTEREST INCOME	27,452	26,104	105,927	102,303

Provision for loan losses	0	0	0	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	27,452	26,104	105,927	102,303

NONINTEREST INCOME
Wealth advisory fees	1,138	1,026	4,531	4,072
Investment brokerage fees	299	631	1,507	3,370
Service charges on deposit accounts	2,855	2,522	10,608	9,495
Loan, insurance and service fees	1,844	1,612	7,460	6,799
Merchant card fee income	511	412	1,843	1,549
Bank owned life insurance income	382	311	1,338	1,393
Other income	884	536	2,974	2,978
Mortgage banking income	156	113	1,176	621
Net securities gains/(losses)	0	0	42	(224)
Total noninterest income	8,069	7,163	31,479	30,053

NONINTEREST EXPENSE
Salaries and employee benefits	9,902	9,338	38,923	38,648
Net occupancy expense	902	891	3,820	3,776
Equipment costs	899	885	3,598	3,231
Data processing fees and supplies	1,937	1,630	7,592	6,171
Corporate and business development	889	1,021	3,173	3,073
FDIC insurance and other regulatory fees	526	490	2,044	1,936
Professional fees	683	749	2,794	2,990
Other expense	1,619	1,628	6,262	6,341
Total noninterest expense	17,357	16,632	68,206	66,166

INCOME BEFORE INCOME TAX EXPENSE	18,164	16,635	69,200	66,190
Income tax expense	5,878	5,565	22,833	22,385
NET INCOME	$ 12,286	$ 11,070	$ 46,367	$ 43,805

BASIC WEIGHTED AVERAGE COMMON SHARES	16,637,986	16,549,466	16,617,569	16,535,530
BASIC EARNINGS PER COMMON SHARE	$ 0.74	$ 0.67	$ 2.79	$ 2.65
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,883,007	16,795,819	16,830,379	16,781,455
DILUTED EARNINGS PER COMMON SHARE	$ 0.73	$ 0.66	$ 2.75	$ 2.61

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2015
(dollars in thousands)

	December 31,		September 30,		December 31,
	2015		2015		2014
	(unaudited)		(unaudited)
Commercial and industrial loans:
Working capital lines of credit loans	$ 581,025	18.9%	$ 593,780	20.0%	$ 544,043	19.7%
Non-working capital loans	598,487	19.4	577,536	19.4	491,330	17.8
Total commercial and industrial loans	1,179,512	38.3	1,171,316	39.4	1,035,373	37.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	230,719	7.5	176,945	6.0	156,636	5.7
Owner occupied loans	412,026	13.4	409,004	13.8	403,154	14.6
Nonowner occupied loans	407,883	13.2	417,790	14.1	394,458	14.3
Multifamily loans	79,425	2.6	93,075	3.1	71,811	2.6
Total commercial real estate and multi-family residential loans	1,130,053	36.7	1,096,814	36.9	1,026,059	37.1

Agri-business and agricultural loans:
Loans secured by farmland	164,375	5.3	155,106	5.2	137,407	5.0
Loans for agricultural production	141,719	4.6	93,964	3.2	136,380	4.9
Total agri-business and agricultural loans	306,094	9.9	249,070	8.4	273,787	9.9

Other commercial loans	85,075	2.8	82,976	2.8	75,715	2.7
Total commercial loans	2,700,734	87.7	2,600,176	87.5	2,410,934	87.3

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	158,062	5.1	154,019	5.2	145,167	5.3
Open end and junior lien loans	163,700	5.3	160,485	5.4	150,220	5.4
Residential construction and land development loans	9,341	0.3	8,445	0.3	6,742	0.2
Total consumer 1-4 family mortgage loans	331,103	10.7	322,949	10.9	302,129	10.9

Other consumer loans	49,113	1.6	49,169	1.7	49,541	1.8
Total consumer loans	380,216	12.3	372,118	12.5	351,670	12.7
Subtotal	3,080,950	100.0%	2,972,294	100.0%	2,762,604	100.0%
Less: Allowance for loan losses	(43,610)		(44,694)		(46,262)
Net deferred loan fees	(21)		(14)		(284)
Loans, net	$3,037,319		$2,927,586		$2,716,058